As filed with the Securities and Exchange Commission on August 30, 2005

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________

PENNICHUCK CORPORATION
(Exact name of registrant as specified in its charter)

New Hampshire	02-0177370
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

25 Manchester Street
Merrimack, New Hampshire 03054
(603) 882-5191
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Donald L. Correll
President, Chief Executive Officer and Director
Pennichuck Corporation
25 Manchester Street
Merrimack, New Hampshire 03054
(603) 882-5191
Fax: (603) 913-2305
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Michael K. Krebs, Esq.
Nutter McClennen & Fish LLP
155 Seaport Boulevard
Boston, Massachusetts 02210-2604
(617) 439-2000
Fax: (617) 310-9288

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered(1)	Registered (2)	Per Share(3)	Offering Price(3)	Registration Fee

Common Stock, $1.00 par value	100,000	$21.45	$2,144,500	$253

(1)

This registration statement also relates to rights to purchase shares of Series A Junior Participating Preferred Stock. The rights are attached to the Common Stock and are issued pursuant to the terms of the registrant's Rights Agreement dated April 20, 2000, as amended. Until the occurrence of certain events, the rights will not be exercisable and will be transferable with and only with the Common Stock. Because no separate consideration is to be paid for the rights, the registration fee for the rights is included in the registration fee for the Common Stock.

(2)

Pursuant to Rule 416(a), this registration statement also registers an indeterminate number of additional shares of common stock as may be issued with respect to the shares registered hereunder from time to time as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low sale prices reported on The Nasdaq National Market on August 29, 2005.

      Pursuant to Rule 429 promulgated under the Securities Act of 1933, as amended, the prospectus filed as part of this registration statement is a combined prospectus also relating to the offer and sale of up to 200,000 shares of the registrant's common stock previously registered on Form S-3 (File Nos. 033-69494 and 033-98188). This registration statement shall act, upon effectiveness, as a post-effective amendment to such earlier registration statements.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

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SUBJECT TO COMPLETION, DATED AUGUST 30, 2005

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

      We are offering 300,000 shares of our common stock through our Dividend Reinvestment and Common Stock Purchase Plan. The Plan provides you with an economical and convenient way to purchase shares of our common stock without paying any brokerage commission or service charge. Our stock is traded on The Nasdaq National Market under the ticker symbol "PNNW." Participants who are already enrolled in the Plan will continue to participate in the Plan without any further action on their part.

The Plan is open to:

*	shareholders of record of our common stock.

*	customers of our water utility and water management services subsidiaries.

*	our full-time employees.

Some of the significant features of the Plan are:

*	You may purchase shares of common stock by automatically reinvesting all or a portion of your cash dividends received on our common stock.

*

You may also purchase additional shares of common stock at current market prices by making optional cash payments of $40 to $1,000 each month. Optional cash payments may be made by check or money order. Full-time employees may also make optional cash payments through payroll deductions.

*	You can decide whether or not to participate in the Plan, and you may terminate your participation at any time.

*	The Plan Administrator is American Stock Transfer & Trust Company. Plan participants may access the Plan's features through the Administrator's Internet website at www.amstock.com.

*

The purchase price for shares of common stock that you purchase through the Plan directly from us will be the average of the closing bid prices of our common stock as quoted by The Nasdaq National Market for the five trading days immediately preceding the applicable monthly investment date.

*

The purchase price for shares of common stock that you purchase through the Plan that are acquired in the open market or in privately negotiated transactions with third parties will be the weighted average price per share that the Plan Administrator paid for all common stock purchased for the applicable monthly investment date.

      Investing in our common stock involves risks, including risks related to an ongoing eminent domain proceeding against us by the City of Nashua, New Hampshire. You should read the section titled "Risk Factors" beginning on page 3 before enrolling in the Plan or purchasing any shares of our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _____, 2005.

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SUMMARY

About Pennichuck Corporation

      We are engaged primarily in the collection, storage, treatment and distribution of potable water in southern and central New Hampshire. We are headquartered in Merrimack, New Hampshire, which is located approximately 45 miles north of Boston, Massachusetts. We currently provide water service to approximately 30,000 customers. In 2004, 60% of our water utility operating revenues was derived from residential customers, 23% from commercial and industrial customers, and 17% from other sources, primarily fire protection and billing services to municipalities. We also engage in non-regulated water management services and real estate development and investment.

      Additional information regarding Pennichuck Corporation, including our audited financial statements and a more detailed description of Pennichuck, is contained in the documents incorporated by reference in this prospectus.

About the Plan

      The following summary of our Dividend Reinvestment and Common Stock Purchase Plan does not include all of the information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan.

ELIGIBILITY AND
ENROLLMENT:	You may be eligible to participate in the Plan in one of four ways:

*

We will automatically enroll you in this Plan if you have been participating in our previous dividend reinvestment and common stock purchase plan. If you do not wish to participate in this Plan, you can withdraw at any time.

*

You can participate in the Plan if you currently own shares of Pennichuck common stock by submitting a completed Enrollment Application. You may obtain an Enrollment Application from the Plan Administrator. You may participate directly in the Plan only if you hold your common stock in your own name.

*

If you are a customer of Pennichuck's water utility or water management services subsidiaries, then you do not need to be a registered holder of Pennichuck common stock to join the Plan. Each Enrollment Application for a customer who is not a registered stockholder must be accompanied by a check for at least $100, but not more than $1,000.

*

If you are a full-time employee of Pennichuck or one of its subsidiaries, you do not need to be a registered holder of Pennichuck common stock to join the Plan. You may join either by contributing to the Plan via payroll deductions or by submitting an Enrollment Application accompanied by a check for at least $100, but not more than $1,000.

REINVESTMENT OF
DIVIDENDS:

You can reinvest all cash dividends you receive on all of your shares of our common stock. Alternatively, you may elect to reinvest all of the dividends you receive on a specified number of your shares. Under the Plan, you must reinvest cash dividends received on a specified number of shares held in your name and 100% of the cash dividends received on all of the shares held in your Plan account. You will be able to purchase additional shares of common stock by reinvesting your dividends, without paying fees.

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OPTIONAL CASH
INVESTMENTS:

After you enroll in the Plan, you can buy additional shares of common stock without paying fees. You can invest a minimum of $40 and up to a maximum of $1,000 each calendar month. You must reinvest a portion of your cash dividends through the Plan in order to exercise the optional cash investment feature.

SOURCE OF SHARES:	The administrator of the Plan will purchase shares of common stock in one of four ways:

	*	directly from us;

	*	in the open market;

	*	in privately negotiated transactions with third parties; or

	*	a combination of any of the above.

PURCHASE PRICE:

The purchase price of shares of common stock under the Plan depends on whether the Plan Administrator purchases shares directly from us, in the open market or in privately negotiated transactions with third parties.

*

For shares purchased directly from us, the price you pay will be the average of the closing bid prices for our common stock as quoted through The Nasdaq National Market for the five trading days immediately preceding the monthly investment date.

*

For shares purchased in the open market or in privately negotiated transactions with third parties, the price you pay will be the weighted average of the actual prices the Plan Administrator pays for all of the common stock purchased for the applicable monthly investment date.

*

For shares purchased through a combination of the above methods, the price you pay will be the weighted average of the respective prices determined as set forth above for all of the common stock purchased for the applicable monthly investment date.

TRACKING YOUR
INVESTMENT:

You will receive periodic statements of the transactions made in your Plan account. These statements will provide you with details of the transactions and will indicate the common share balance in your Plan account.

ADMINISTRATION:	American Stock Transfer & Trust Company serves as the administrator of the Plan. You can contact the Plan Administrator as follows:

	Telephone:	1-877-739-9934

	Internet:	www.amstock.com

	Mail:	American Stock Transfer & Trust Company
Attn: Dividend Reinvestment Department
P.O. Box 922
Wall Street Station
New York, NY 10269-0560

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CONTACTING US:	You can write to us at the following address:

Pennichuck Corporation
Investor Relations
25 Manchester Street
P.O. Box 1947
Merrimack, New Hampshire 03054-1947

You can also telephone our Investor Relations Department at 603-882-5191 or 1-800-553-5191.

RISK FACTORS

      Certain risks involved in investing in the common stock offered under this prospectus are described below. You should carefully consider each of the following factors and all of the information both in this prospectus and in the other documents we have filed with the SEC, including those that are incorporated in this prospectus by reference. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

Risks Related to Our Water Utilities

      The City of Nashua's use of the power of eminent domain to acquire a significant portion of our water utility assets creates uncertainty and may result in material, adverse consequences for us and our shareholders.

      We are involved in ongoing proceedings with the City of Nashua regarding the City's desire to acquire all or a significant portion of the water utility assets of Pennichuck Water, our principal subsidiary. The City is pursuing such acquisition pursuant to its power of eminent domain under New Hampshire law. Whether the City will ultimately be permitted to acquire our assets and, if so, the compensation that the City would have to pay us for those assets are highly uncertain and will likely involve protracted proceedings before the New Hampshire PUC. Our Board of Directors and shareholders would not have the right to approve a forced sale of Pennichuck Water's assets to the City in an eminent domain proceeding or the amount of damages that the City would have to pay to us as a consequence of such a taking. If the New Hampshire PUC authorizes the City to use eminent domain to acquire any or all of Pennichuck Water's assets, the City would not be bound to proceed with the acquisition, and could decide not to proceed.

      Given the highly integrated nature of our businesses, a forced sale of a significant portion of our water related assets may result in increased costs and operating inefficiencies borne by our remaining assets. Additionally, our water management subsidiary's ability to service its existing contracts, as well as pursue additional operating contracts, could be impaired. The existence of a pending eminent domain proceeding also could adversely affect Pennichuck Water's future prospects and result in the loss of one or more key employees.

      The City has stated publicly that it would consider retaining us to manage whatever water system assets the City may acquire from Pennichuck Water by eminent domain. The City has received expressions of interest from us and other prospective operators. We have not decided how aggressively, if at all, we would pursue the opportunity to manage those assets, and even if we chose to pursue the opportunity aggressively, there is no assurance that we would be the successful bidder.

      Our vigorous opposition to the City of Nashua's efforts to acquire our assets by eminent domain has had, and will likely continue to have, a material adverse effect on our operating results and has been, and will likely continue to be, a significant distraction to our management.

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      We have vigorously opposed the City of Nashua's efforts to acquire our assets by eminent domain and intend to continue to do so. Our eminent domain related expenses have been, and are expected to continue to be, significant. These expenses in 2003 and 2004 were $235,000 and $1.2 million, respectively. A substantial portion of our President and Chief Executive Officer's attention has been and will likely continue to be devoted to coordinating various aspects of our response to the City's eminent domain initiative. In addition, we expect that from time to time in the future one or more other senior officers may need to participate significantly in various aspects of our response to the City's eminent domain efforts. We cannot assure you that management's attention to the City's eminent domain initiative will not adversely affect their oversight of other aspects of our business.

      The use by one or more cities and towns, in addition to the City of Nashua, of the power of eminent domain to acquire a portion of our water utility assets creates uncertainty and may result in material, adverse consequences for us and our shareholders.

      After the City of Nashua began the process to acquire some of our assets by eminent domain, two towns in our service area took preliminary steps to initiate eminent domain proceedings against us. The Town of Pittsfield voted in March 2005 to acquire the assets of our Pittsfield subsidiary and to appropriate $60,000 for the eminent domain process. The Town of Bedford voted in March 2005 to acquire our assets within its boundaries. The City of Nashua has entered into an agreement with certain other municipalities in southern and central New Hampshire, including the Town of Bedford, to form the Merrimack Valley Regional Water District. If the City should acquire any of Pennichuck Water's assets, then the City may elect to transfer such assets to the District. We have no basis to evaluate whether Pittsfield or Bedford will actively pursue the acquisition of our assets by eminent domain whether in conjunction with or independent of the City of Nashua.

      Our water utility business requires significant capital expenditures, and the rates we charge our customers are subject to regulation. If we are unable to obtain government approval of our requests for rate relief, or if approved rate relief is untimely or inadequate to cover our investments, our operating results would suffer.

      Our ability to meet our financial objectives is dependent upon the rates we charge our customers. Our regulated water utility subsidiaries operate under the jurisdiction of the New Hampshire PUC. The New Hampshire PUC regulates the rates the subsidiaries may charge for providing water to their customers. From time to time, the subsidiaries petition the New Hampshire PUC for rate increases in which they seek a reasonable opportunity to recover prudently incurred operating costs and investments in property, plant and equipment, which we refer to as the rate base. Once we file a rate relief petition with the New Hampshire PUC, the ensuing administrative and hearing process may be lengthy and costly. The timing of our rate relief requests is therefore partially dependent upon the estimated cost of the administrative process in relation to the investments and expenses that we hope to recover through the rate relief to the extent approved. We can provide no assurances that any future rate relief request will be approved by the New Hampshire PUC; and, if approved, we cannot guarantee that this rate relief will be granted in a timely or sufficient manner to cover the investments and expenses for which we initially sought the rate relief.

      Because our projected 2005 to 2008 capital expenditures would approximately double our rate base, we expect to request future rate relief that is relatively large in comparison to our recent rate relief requests. Given the magnitude of our anticipated future requests, there may be an increased risk that the rate relief granted by the New Hampshire PUC would be untimely or inadequate, which would adversely affect our ability to service the debt that we expect to incur to finance our construction program.

      During the 2005 to 2008 period, our capital expenditures will be particularly large as we upgrade our water treatment plant to meet more stringent federally mandated water quality standards, undertake various water distribution, storage, supply, maintenance, rehabilitation and replacement projects and conduct a pilot project for a


proposed radio-based meter reading system. Our estimated capital expenditures for our water utilities during the 2005 to 2008 period are expected to total $59.0 million in current dollars. By comparison, for the four year period from 2001 to 2004, our capital expenditures were $33.1 million. Our subsidiaries intend to fund such capital expenditures using a blend of equity, long-term debt, and cash flow from operations.

      Our projected 2005 to 2008 capital expenditures would approximately double our rate base. Given the relatively large magnitude of our construction program, we expect that our future rate relief requests will be relatively large in comparison to our recent rate relief requests. We intend to submit one or more requests for rate relief as significant components of our capital projects are placed into service. There can be no assurance that the New Hampshire PUC will approve future rate relief in a timely manner sufficient to cover our investments and expenses during the 2005 to 2008 period or our debt service on long-term debt incurred to support our 2005 to 2008 construction program. Assuming we are able to issue long-term, tax-exempt financing under the New Hampshire Business Finance Authority, and assuming no change in applicable long-term interest rates, we expect that our annual interest expense will increase approximately $1.0 million for each $20 million of such long-term debt. Our ability to service that debt would be adversely affected if we were unable to obtain timely and adequate rate relief relating to the capital expenditures incurred during that program.

      Our ability to undertake our 2005 to 2008 capital expenditure program depends greatly on our ongoing ability to obtain external financing. If we are unable to obtain such financing on reasonable terms, so that we are unable to complete all of our capital improvements on a timely basis, our operating results could be adversely affected.

      We estimate that approximately 25% to 30% of our projected capital expenditures during the 2005 to 2008 period will be financed using cash flow from our operations (after payment of dividends on common stock). We intend to fund the balance using external sources, including substantially all of the net proceeds from a recently completed equity offering and $50.0 million from the proposed sale of tax-exempt bonds. In addition, some of our external financing may be obtained through subsequent equity offerings. Our ability to secure external debt financing at reasonable costs and terms depends primarily on our ability to maintain continuing access to credit under our revolving credit facility and our access to long-term debt markets. Our revolving credit facility, which we recently increased to $16.0 million, will expire on December 31, 2007. Borrowings under the facility are subject to various terms and conditions, including covenants restricting borrowing if certain specified credit ratios are not attained.

      Access to long-term debt at reasonable costs and terms requires that we maintain our credit ratios at levels consistent with comparable investment grade borrowers, as well as at levels consistent with the covenants contained in our existing loan agreements. Should we be unable to access long-term debt at reasonable costs and terms, our ability to finance our 2005 to 2008 capital expenditures on a timely basis could be materially impaired. In such an event, we may need to seek other forms of capital at less favorable costs and terms or defer or reduce some of our capital expenditures. Any delay in implementing capital improvements could adversely affect our ability to request and receive rate relief from the New Hampshire PUC relating to capital expenditures incurred by us.

      We expect that all or substantially all of our then outstanding indebtedness would be accelerated if the City of Nashua were to acquire a significant portion of our assets; such acceleration could adversely affect our financial condition, operating results and cash flows.

      Our $16.0 million revolving credit facility that we recently entered into with Bank of America provides that any indebtedness outstanding under the facility would be due upon the City of Nashua acquiring all or a material portion of Pennichuck Water's assets in an eminent domain proceeding. We expect that all future debt arrangements, including those that will be incurred to fund our 2005 to 2008 capital expenditure program, will provide expressly or in effect that there would be an acceleration of our indebtedness if the City acquires a significant portion of our assets, whether in an eminent domain proceeding or otherwise. Such an acceleration could adversely affect our

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financial condition, operating results and cash flows if we are unable to repay such indebtedness at that time or to refinance the indebtedness on equally favorable terms and conditions.

      If we are unable to manage the construction phases of our 2005 to 2008 capital expenditure program successfully, so that we are unable to complete the upgrade of our water treatment plant on a timely basis, then our operating results could be adversely affected and the total amount of capital expenditures may exceed our projected capital resources.

      Our significant projected capital expenditures for the 2005 to 2008 period result primarily from our need to upgrade our water treatment plant to meet federally mandated standards. The water treatment plant project will be constructed in stages. The initial stage began in 2004, and we expect that the project will be completed in 2008. The cost of the entire water treatment plant project is currently estimated at approximately $35.0 million. The following are principal risks that we believe are associated with our water treatment plant construction project:

*

The price of steel, which is a significant portion of the overall cost of the water treatment plant project, may increase substantially from our current estimates, which risk we expect to bear under the terms of the construction contracts.

*	There may be cost overruns resulting from change orders or other factors not linked to the price of steel that we may have to bear under the terms of the construction contracts.

*	One or more significant contractors or subcontractors may encounter financial difficulties and be unable to complete their obligations under the construction contracts on a timely basis or at all.

*

Capital investment cannot be included in rate relief until the project is in service. Therefore, the timing of rate relief will be adversely affected if construction problems or other factors delay the operation of new plant components.

      If we are unable to successfully manage the construction phases of our 2005 to 2008 capital expenditure program, so that we are unable to complete the upgrade of our water treatment plant on time to comply with federal standards, then our operating results could be adversely affected, and the total amount of capital expenditures during the period may exceed our projected capital resources. If mismanagement is determined to have resulted in cost overruns, then the New Hampshire PUC may not allow recovery for all of the costs associated with the project.

Decreased consumption by a significant commercial or industrial customer can and has adversely affected our operating results and cash flows.

      Our revenues will decrease, and such decrease may be material, if a significant commercial or industrial customer terminates or materially reduces its use of our water. Approximately $4.5 million, or 23.5%, of our 2004 water utility revenues was derived from commercial and industrial customers. We recently lost an industrial customer that accounted for $156,000 of revenues in 2004 when its plant in our service area ceased operations. Our largest customer is an Anheuser Busch bottling plant located in Merrimack, New Hampshire. We recently renewed a contract with Anheuser Busch, providing for a supply of up to 3.0 million gallons per day for a term of ten years. We estimate that our 2005 revenues from Anheuser Busch will be approximately $825,000, reflecting a decrease resulting from a recent change in production processes. In addition, Anheuser Busch has informed us that it plans to phase out the use of one of its facilities, which used 85,000 gallons per day at full operations, by 2006.

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      If Anheuser Busch or any other large commercial or industrial customer reduces or ceases its consumption of our water, we may seek New Hampshire PUC approval to increase the rates of our remaining customers to offset decreased revenues. There can be no assurance, however, that the New Hampshire PUC would approve such a rate relief request, and even if it did approve such a request, it would not apply retroactively to the date of the reduction in consumption. The delay between such date and the effective date of the rate relief may be significant and could adversely affect our operating results and cash flows.

An important element of our growth strategy is the acquisition of water systems. Any pending or future acquisitions we decide to undertake will involve risks.

      The acquisition and integration of water systems is an important element in our growth strategy. This strategy depends on identifying suitable acquisition opportunities and reaching mutually agreeable terms with acquisition candidates. The negotiation of potential acquisitions as well as the integration of acquired businesses could require us to incur significant costs and resources. Further, acquisitions may result in dilution for the owners of our common stock, our incurrence of debt and contingent liabilities and fluctuations in quarterly results. In addition, the businesses and other assets we acquire may not achieve the financial results that we expected.

      The current concentration of our business in southern and central New Hampshire makes us susceptible to any adverse development in local regulatory, economic, demographic, competitive and weather conditions.

      Our core service area, which accounted for 62% of our 2004 consolidated revenues, comprises Pennichuck Water's franchise in the City of Nashua, New Hampshire and portions of the surrounding towns of Amherst, Hollis and Merrimack. Our revenues and operating results are therefore subject to local regulatory, economic, demographic, competitive and weather conditions in that area. A change in any of these conditions could make it more costly or difficult for us to conduct our business. In addition, any such change would have a disproportionate effect on us, compared to water utility companies that do not have such a geographic concentration.

The necessity for increased security has and may continue to result in increased operating costs.

      In the wake of the September 11, 2001 terrorist attacks and the ensuing attention to threats to the nation's health and security, we have expended resources to increase security measures at our facilities and heighten employee awareness of threats to our water supply. We have also incurred expenses to tighten our security measures regarding the delivery and handling of certain chemicals used in our business. We will continue to bear increased costs for security precautions to protect our facilities, operations and supplies. We are not aware of any specific threats to our facilities, operations or supplies. However, it is possible that we would not be in a position to control the outcome of such events should they occur.

Damage to, or an upgrade of, any of our dams may adversely affect our financial condition, revenues, operating results and cash flows.

      Pennichuck Water owns eight dams, including four impounding dams situated on the Nashua and Merrimack border. A failure of any of those dams could result in injuries and property damage downstream for which we may be liable and which may adversely affect our financial condition, revenues and operating results. The failure of a dam would also adversely affect our ability to supply water in sufficient quantities to our customers and could adversely affect our financial condition, revenues, operating results and cash flows.

      We also are required from time to time to repair or upgrade the dams that we own. The cost of such repairs can be and has been material. In 2004, we incurred costs of approximately $1 million to upgrade the spillways and earthen embankments of our Supply and Harris Pond dams.

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      In January 2004, the New Hampshire Department of Environmental Services issued a letter to Pennichuck Water setting forth certain deficiencies with regard to the Merrimack Village dam. We have obtained a 24-month extension of the time in which to complete the necessary repairs, and we are considering whether to sell, demolish or repair the dam. If the dam is not sold, we expect to bring the dam into compliance during 2006.

      The success of our acquisition strategy and our ability to complete successfully our capital additions program depends significantly on the services of the members of our senior management team, and the departure of any of those persons could cause our operating results to suffer.

      The success of our acquisition strategy and our ability to complete successfully our capital additions program depends significantly on the continued individual and collective contributions of our senior management team. If we lose the services of any member of our senior management or are unable to hire and retain experienced management personnel, it could harm our operating results.

Risks Related to Our Water Management Business

      Our water management subsidiary's revenue growth depends on our ability to enter into new operating contracts and maintain our existing contracts with municipalities, communities and non-transient, noncommunity water systems.

      In our target market of southern and central New Hampshire and nearby portions of Maine, Massachusetts and Vermont, municipalities and communities own and operate the majority of water systems. A significant portion of the marketing and sales efforts of Pennichuck Water Service Corporation, our water management subsidiary, is spent demonstrating the benefits of contract operations to elected officials and municipal authorities. Employee unions and certain "public interest" groups generally oppose the principle of outsourcing these services to companies like us and are active opponents in this process. The political environment means that decisions are made based on many considerations, not just economic factors. There can be no assurance that we can maintain or expand our water management business.

Our water management subsidiary's business depends on trained, qualified employees.

      State regulations set the staff training, experience and staff qualification standards required for the Service Corporation's employees to operate specific water facilities. We must recruit, retain and develop qualified employees, maintain training programs and support employee advancement. We must provide the proper management and operational staff of state-certified and qualified employees to support the operation of water facilities. Failure to do so could put us at risk for, among other things, operational errors at the facilities, which would have an adverse effect on our water management business.

Our water management subsidiary's business is subject to environmental and water quality risks, which could have a material adverse effect on our financial condition, operating results and cash flows.

      Clients of the Service Corporation are owners of the facilities that we operate under contract. The facilities must be operated in accordance with various federal and state water quality standards. We also handle certain hazardous materials at these facilities, for example, sodium hydroxide. Any failure of our operation of the facilities, including noncompliance with water quality standards, hazardous material leaks and spills, and similar events, could expose us to environmental liabilities, claims and litigation costs. We cannot assure you that we will successfully manage these issues, and failure to do so could have a material adverse effect on our financial condition, operating results and cash flows.

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Risks Related to Our Real Estate Activities

      The cost of obtaining development permits and other land use approvals, as well as fluctuations in interest rates, construction costs and economic conditions prevailing in the Nashua/Merrimack area and the supply of investment capital for commercial real estate and related assets, could adversely affect the value of our undeveloped land.

      Primarily through our Southwood subsidiary, we own several parcels of developable land in Nashua and Merrimack, New Hampshire, comprising approximately 580 acres. During the next several years, we expect to pursue the permitting and other land use approvals necessary to realize some or all of the value of those parcels. We will undertake those efforts either alone or in concert with others. The value we realize for our undeveloped land will depend primarily on whether development permits and other land use approvals can be obtained in a timely, cost-effective manner. The process of obtaining such permits and approvals is inherently uncertain, lengthy and expensive. The value of our undeveloped land will also be affected by fluctuations in interest rates, construction costs and economic conditions prevailing in the Nashua/Merrimack area and the supply of investment capital for commercial real estate and related assets.

      Write-offs related to real estate development decisions could adversely affect our operating results, and the disposition of a single significant real estate investment could increase fluctuations in our operating results and cash flows.

      A change in economic or other conditions may make certain development projects less viable, and we may decide to abandon or delay such projects. Our future operating results may be adversely affected by write-offs of costs that have been capitalized in connection with potential development projects that we subsequently determine not to pursue. The disposition of a single significant Southwood investment can affect our financial performance in any period, and therefore our real estate investment activities could increase (and have historically increased) fluctuations in our operating results and cash flows.

The cost of capital improvements to office space and low occupancy levels or rental rates for commercial office space could adversely affect our real estate development subsidiary's operating results.

      Southwood has a 50% ownership interest in three separate joint ventures owning commercial office buildings located in Merrimack, New Hampshire and a 50% interest in another nearby parcel of land that is approved for the construction of commercial office space. From time to time, a Southwood joint venture may need to make significant capital improvements to its property in order to remain competitive. Such additional investment could adversely affect our return on a project. Any expiration, default or termination of a lease may adversely affect Southwood's revenues. A reduction in demand for the joint venture properties may cause us to continue to incur operating costs without offsetting income. The combined vacancy rate for the Southwood joint venture projects was approximately 11% as of July 31, 2005. Commercial building occupancies and rental rates typically decline in an economic downturn. Southwood's share of the net operating income (or loss, if any) from leases associated with those buildings could be adversely impacted by a downturn in the local economy and commercial real estate market.

Southwood's investment in one or more joint ventures may be jeopardized if the debt financing secured by the properties of those joint ventures cannot be refinanced on acceptable terms.

      Southwood holds a 50% interest in four joint ventures, each of which owns land and three of which own a commercial office building, subject to a mortgage note with a local bank. The mortgage notes, totaling approximately $8.8 million, are not included in our consolidated balance sheets, incorporated here by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Each of the notes is secured by the underlying real property. In addition, Southwood is contingently liable on one-half of the outstanding balance, and as such, it has issued a guarantee to the mortgagee for its share of the guaranteed indebtedness. Southwood's

investment in one or more joint ventures may be jeopardized if the debt financing secured by the properties of those joint ventures cannot be refinanced on acceptable terms.

Other Risks Related to Ownership of Our Common Stock and Participation in This Plan

Our ability to pay dividends on our common stock is subject to the profitability of our businesses and to certain restrictions imposed by lenders of capital to us.

      Our ability to pay dividends is materially dependent on the earnings of our operating subsidiaries, principally our water operations. We have paid dividends each year since at least 1856. The amount of future dividends is at the discretion of our Board of Directors and principally depends upon our earnings, financial condition, the capital requirements of our operating subsidiaries and other factors, including the adequacy of rate relief granted by the New Hampshire PUC to our water utility subsidiaries. Certain bond and note agreements involving Pennichuck Water, our principal subsidiary, among other things, impose restrictions on the payment or declarations of dividends by Pennichuck Water to Pennichuck. Our revolving credit facility effectively restricts our ability to pay dividends by requiring that our tangible net worth on a quarterly basis must equal or exceed $25.0 million plus new equity proceeds. Our tangible net worth at June 30, 2005 was $29.0 million. There is no assurance that we will continue to pay dividends on shares of common stock, and if paid, there is no assurance as to the timing and amount of such dividends.

There is a limited trading market for our common stock; you may not be able to sell your shares at or above the price you pay for them.

      Although our common stock is listed for trading on The Nasdaq National Market, the trading in our common stock has substantially less liquidity than many other companies quoted on The Nasdaq National Market. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our common stock at any given time. This presence in turn depends on the individual decisions of investors and general economic and market conditions over which we have no control. As a consequence of the limited volume of trading in our common stock, a sale of a significant number of shares of our common stock in the open market could cause our stock price to decline.

Participants in the Plan are subject to tax on dividends received even if reinvested under the Plan.

      Reinvestment of dividends under the Plan does not relieve a Plan participant of the liability for any income or other tax which may be payable on such dividends. Each prospective purchaser should consult his or her own advisor to determine the particular federal, state and local tax consequences resulting from participation in the Plan and any subsequent transfer of shares purchased pursuant to the Plan.

      When we become subject to SEC requirements under Section 404 of the Sarbanes-Oxley Act of 2002, if our internal control reports disclose significant deficiencies or material weaknesses, our shareholders and lenders could lose confidence in our financial reporting, which would likely harm the trading price of our stock, our access to additional capital, and our liquidity.

      We were not an "accelerated filer" under the federal securities laws in 2004, and therefore SEC requirements under Section 404 of the Sarbanes-Oxley Act of 2002 did not require us to and we did not prepare a management report on our internal control over financial reporting or obtain an attestation on that report from our auditors in connection with our annual report for the year ended December 31, 2004. We anticipate that we will be required to provide the internal control reports described above in connection with our annual report for the year ending December 31, 2006. During the past year, various accelerated filers, when first providing internal control reports, disclosed significant deficiencies or material weaknesses in their internal control over financial reporting. When we become


subject to SEC requirements under Section 404, if our internal control reports disclose significant deficiencies or material weaknesses, our shareholders and lenders could lose confidence in our financial reporting, which would likely harm the trading price of our stock, our access to additional capital, and our liquidity.

We are subject to anti-takeover measures that may be used by existing management to discourage, delay or prevent changes of control that might benefit non-management shareholders.

      Classified Board of Directors. We have a classified Board of Directors, which means only one-third of the directors are elected each year. A classified board can make it harder for an acquirer to gain control by voting its candidates onto the Board of Directors and may also deter merger proposals and tender offers. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the board.

      Authorized Shares. Our Articles of Incorporation authorize the issuance of 11,500,000 shares of common stock and 115,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than intended to be issued to provide our Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock option grants. However, these additional authorized shares may also be used by the Board of Directors to deter future attempts to gain control of us. The Board of Directors has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power to issue a series of preferred stock that would have the effect of discouraging or blocking a post-tender offer merger or other transaction by a third party.

      Shareholder Rights Plan. Our Board of Directors has adopted a shareholder rights plan. The rights plan is intended to improve the bargaining position of our Board of Directors in the event of an unsolicited offer to acquire our outstanding common stock. Under the terms of the rights plan, a preferred stock purchase right is attached to each share of our outstanding common stock that is currently outstanding or becomes outstanding before the rights become exercisable, are redeemed or expire, including each share of common stock being offered by this prospectus. The rights will become exercisable only if an individual or group has acquired or obtained the right to acquire or announced a tender or exchange offer that if consummated would result in such individual or group acquiring beneficial ownership of 10% or more of our outstanding common stock. Upon the occurrence of a triggering event, the rights will entitle every holder of our common stock, other than the acquiror, to purchase our stock or stock of our successor on terms that would likely be economically dilutive to the acquiror. Our Board of Directors, however, has the power to amend the rights plan so that it does not apply to a particular acquisition proposal or to redeem the rights for a nominal value before they become exercisable. These features will likely encourage an acquiror to negotiate with our Board of Directors before commencing a tender offer or to condition a tender offer on the board taking action to prevent the rights from becoming exercisable.

      Supermajority Shareholder Approval May be Required for Fundamental Transactions with an "Interested Shareholder." Our Articles of Incorporation require that certain fundamental transactions must be approved by the holders of two-thirds of each class of stock entitled to vote and two-thirds of the total number of shares entitled to vote, unless a majority of "disinterested directors" has approved the transaction and other specified conditions are satisfied, in which case the required shareholder approval will be the minimum approval required by applicable law. The transactions that are subject to this provision are various fundamental transactions between us and an "interested shareholder" or an affiliate of that shareholder. These transactions include certain sales or other dispositions of our assets, certain issuances of our capital stock, certain transactions involving our merger, consolidation, division, reorganization, dissolution, liquidation or winding up or certain amendments of our Articles of Incorporation or bylaws. The interested shareholder provision will likely encourage an acquiror to negotiate with the Board of Directors before commencing a tender offer.

Approval of the New Hampshire PUC would be required for any acquisition of us, and the New Hampshire PUC would consider factors other than what is in the best interest of our shareholders.

      Our water utility subsidiaries are regulated by the New Hampshire PUC. The New Hampshire PUC takes the position that under New Hampshire law, water utility holding companies may not be acquired unless and until there is an order of the New Hampshire PUC approving the acquisition. In practice, companies acquiring water utility holding companies in New Hampshire have typically sought PUC approval as a condition of any transaction. The New Hampshire PUC may approve an acquisition only if it determines that the acquisition will not have an adverse effect on rates, terms, service or operation of the utilities and is lawful, proper and in the public interest.

FORWARD-LOOKING STATEMENTS

      Certain statements in this prospectus, or incorporated by reference into this prospectus, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are made based upon, among other things, our current assumptions, expectations and beliefs concerning future developments and their potential effect on us. These forward-looking statements involve risks, uncertainties and other factors, many of which are outside our control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements where statements are preceded by, followed by, or include the words "in the future," "believes," "expects," "anticipates," "plans" or similar expressions, or the negative thereof. Forward-looking statements in this prospectus, or incorporated by reference into this prospectus, include, but are not limited to, statements regarding:

*	projected capital expenditures, related funding requirements and anticipated sources of financing;

*	future financing plans;

*	recovery of capital expenditures and expenses in rates;

*	timing and results of eminent domain proceedings before the New Hampshire PUC, and the impact thereof on our consolidated business operations;

*	changes in regulation;

*	developments and trends in the water utility industry;

*	dividend payment restrictions and dividend expectations;

*	the capacity of our water supplies and facilities;

*	the development of new services and technologies by us or our competitors;

*	opportunities for growth in our water management business;

*	opportunities for future acquisitions;

*	the availability of qualified personnel; and

*	general economic conditions.


      Forward-looking statements involve risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to the factors that we describe elsewhere in this prospectus, including particularly under the caption "Risk Factors."

      Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except as may be required by our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

      The statutory protection for forward-looking statements that is afforded by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 will not apply to statements regarding our business or operations that are first made within three years after December 16, 2004 by us or various persons acting on our behalf, including our officers or underwriters. The administrative decrees that the Securities and Exchange Commission and the New Hampshire Bureau of Securities Regulation issued recently in connection with our settlement of parallel administrative investigations specifically prohibit us from engaging in future violations of the antifraud provisions of the securities laws. Consequently, Section 27A and Section 21E deny the statutory protection for our forward-looking statements for a three-year period beginning on December 16, 2004, the effective date of the decrees. Additional information regarding the settlement with the SEC and the Bureau is provided in Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 000-18552), incorporated herein by reference.

THE PLAN

      The text of the Dividend Reinvestment and Common Stock Purchase Plan of Pennichuck Corporation is set forth below in its entirety. The Plan is written in a simple question and answer format. We expect to continue to pay quarterly dividends on shares of our common stock in the future. However, we cannot assure you that we will definitely pay dividends in the future. If you are a stockholder and do not participate in this Plan, you will continue to receive cash dividends, if and as declared, in the usual manner as we declare and pay them.

Purpose

1. What is the purpose of the Plan?

      The purpose of the Plan is to provide owners of our common stock and Pennichuck full-time employees and customers with a convenient and economical method to invest cash dividends paid on shares of Pennichuck common stock, as well as optional cash payments, in additional shares of Pennichuck common stock, without payment of any brokerage commission or service charge.

Advantages and Disadvantages

2. What are the advantages of the Plan?

* You can reinvest cash dividends paid on your shares of common stock in additional shares automatically.

*

You may purchase additional shares of common stock by making optional cash payments of at least $40 and not exceeding $1,000 per calendar month. As more fully explained in Questions 15 through 17 below, optional cash payments may be made by check or money order, or by payroll deductions for full-time employees of Pennichuck and its subsidiaries.

*

Full-time Pennichuck employees and customers of Pennichuck water utility and water management services subsidiaries, including all members of households served by these subsidiaries, who do not presently own shares of common stock may become participants as more fully explained in Questions 7 and 8 below.

*	You will not pay any commission or service charge in connection with purchases under the Plan.

*

Full investment of dividends is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to your account. In addition, dividends on fractions of shares, as well as full shares, in your Plan account will be credited to such account.

*	The Plan provides for simplified record keeping and regular statements of account for shares credited under the Plan.

*	The Plan also provides, for a fee of $7.50, for the safekeeping of stock certificates for shares credited under the Plan.

*	Shares held in your Plan account may be sold directly without the issuance of physical certificates or the involvement of a broker.

*

You may buy shares conveniently and economically by check or money order. If you are a full-time Pennichuck employee, you may also purchase shares through payroll deductions as more fully explained in Question 16 below.

*	You may deposit some or all of the shares of common stock of Pennichuck Corporation currently held by you in stock certificate form into your Plan account for safekeeping or for sale.

*	You may withdraw some or all of your shares held in your Plan account and request to receive a certificate at any time.

*	You may complete all your share transactions including purchases, sales and requests for certificates on the Internet through www.amstock.com.

3. What are the disadvantages of the Plan?

*	All dividends paid on shares credited to your account under the Plan must be reinvested under the Plan.

*	We will not pay you any interest on optional cash payments held by the Plan Administrator before the monthly investment date.

*

If you send us money to buy stock through the Plan, we will return that money to you, without interest, if it is below the minimum amount allowed. We will also return to you, without interest, money you send that is above the maximum amount allowed.

*

If the shares that you purchase under the Plan are purchased directly from us, we will not determine the purchase price until the applicable monthly investment date. As a result, you will not know the actual price per share or number of shares you will purchase until that date.

*

If the shares that you purchase under the Plan are purchased in the open market or negotiated transactions with third parties, we will not determine the purchase price until the required number of shares have been acquired and the resultant weighted average purchase price has been calculated.

*

If you decide to make optional cash investments through the Plan, your cash payment may be exposed to changes in market conditions for a longer period of time than if you had arranged to buy shares through a broker.

* You cannot pledge shares of common stock deposited in your Plan account until you withdraw the shares from the Plan.

*

You generally will pay tax on the amount of any brokerage commissions that we pay in connection with your reinvestment of dividends or optional cash purchases where the shares so purchased were acquired by the Plan Administrator in the open market or from third parties.

4. Does participation in the Plan involve any risk?

      The risk to shareholders, customers and full-time employees who participate in the Plan is the same as with any other investment in shares of Pennichuck common stock. If you purchase common stock under the Plan, you lose any advantage otherwise available from being able to select the timing of your investment. You should also recognize that, like any investment, Pennichuck cannot assure you of a profit or dividend, or protect you against a loss on the shares purchased under the Plan.

Administration

5. Who administers the Plan?

      American Stock Transfer & Trust Company administers the Plan. The Plan Administrator will purchase and hold shares of common stock acquired through the Plan, maintain records, send statements of account and perform other duties relating to the Plan. Pennichuck and the Plan Administrator are not affiliated. The Plan Administrator does not make a market in the common stock.

      Shares purchased under the Plan will be held by the Plan Administrator until you terminate your participation in the Plan or until you submit a request for withdrawal of all or part of your shares. Shares purchased under the Plan and held by the Plan Administrator will be registered in its name or the name of one of its nominees. Pennichuck may replace the Plan Administrator at any time. In the event that the Plan Administrator should cease to administer the Plan, Pennichuck will make such other arrangements as it deems appropriate for the administration of the Plan.

Enrollment and transaction requests (other than full-time employee requests dealing with payroll deductions) should be sent to the Plan Administrator as follows:

American Stock Transfer & Trust Company
Attn: Dividend Reinvestment Department
P.O. Box 922
Wall Street Station
New York, NY 10269-0560


      Questions or requests regarding payroll deductions should be addressed to Pennichuck's Human Resources Department. Any other questions or correspondence concerning the Plan should be addressed to the Plan Administrator as follows:

Telephone:	1-877-739-9934

Internet:	www.amstock.com

Mail:	American Stock Transfer & Trust Company
Attn: Shareholder Services
59 Maiden Lane
New York, NY 10038

Participation

6. Who is eligible to participate?

      (a) Shareholders. All holders of record of Pennichuck common stock are eligible to participate in the Plan. Beneficial owners whose shares are registered in names other than their own (i.e. in the name of a broker or bank nominee) must arrange with the shareholder of record for participation. If for any reason a beneficial owner is unable to arrange participation with his or her broker or bank nominee, he or she must become a record holder by having at least one share transferred to his or her own name in order to participate in the Plan.

      (b) Customers. All customers of Pennichuck water utility and water management services subsidiaries are eligible to participate in the Plan, as well as all members of households served by them. Water consumers in the franchise territory served by Pennichuck who are not customers, such as renters and condominium owners, may participate in the Plan.

(c) Employees. All full-time employees of Pennichuck and its subsidiaries are eligible to participate in the Plan.

      A Customer or Employee may participate in his or her own name, in the joint name of the Customer or Employee and another person, or in his or her name as custodian or trustee for another person, by marking the Enrollment Application in the appropriate manner.

7. How does an eligible Shareholder, Customer or Employee participate?

      You may join the Plan by completing and signing an Enrollment Application and returning it by mail to the Plan Administrator. An Enrollment Application may be obtained at any time by telephone or written request to the Plan Administrator at the above telephone number or address, or to Pennichuck at 603-882-5191, 1-800-553-5191 or P.O. Box 1947, Merrimack, New Hampshire 03054-1947, Attention: Investor Relations. The Enrollment Application may also be downloaded from the Internet site, www.amstock.com.

      In order for a Shareholder to participate in the Plan, the Enrollment Application and any written notification of other instructions must be signed by or on behalf of all owners of record of the relevant shares. When such shares are held in more than one name (i.e. joint tenants, co-trustees, etc.), all registered holders must sign. When an Enrollment Application or written notification is signed by an executor, administrator, trustee or guardian, or as attorney, the capacity in which the Enrollment Application or notification is signed must be specified. An Enrollment Application or written notification by a Shareholder, which is a corporation or other organization, should be signed by an authorized officer or other official, identified as such.


      A Customer does not need to be a registered holder of Pennichuck common stock to join the Plan but, by executing the Enrollment Application, agrees to have at least $100 of common stock purchased on his or her behalf on the next monthly investment date (as defined under Question 9). Each Enrollment Application for a Customer who is not a registered stockholder must be accompanied by a check for at least $100, but not more than $1,000.

      If you are an Employee, you have two options for enrolling in the Plan. You can enroll in the Plan by submitting an Enrollment Application to the Plan Administrator with an initial investment of at least $100 and no more than $1000, as outlined above. Alternately, you can choose to enroll via payroll deductions. If you elect this option for enrollment, you should contact Pennichuck's Human Resources Department to obtain an Enrollment and Payroll Deduction Authorization Form, and you should forward the form to that department once completed. Employees who enroll via payroll deductions need not make an initial investment of $100; rather they can enroll by making optional cash payments as described in Question 16 below.

      You must furnish your Federal tax identification number when opening a Plan account. You automatically continue in the Plan unless you notify the Plan Administrator in writing that you wish to withdraw (see Question 26). If you cease to be a Customer or Employee, you may continue to participate in the Plan as long as at least one whole share of common stock is registered in your name or held through the Plan. Current participants do not need to complete and return a new Enrollment Application unless they wish to change their type of participation or withdraw from the Plan.

8. What does the Enrollment Application provide?

      The Enrollment Application allows you to decide the extent to which you want to participate in the Plan. By checking the appropriate box on the Enrollment Application and supplying any required information, you elect one of the following investment options:

*

FULL DIVIDEND REINVESTMENT--reinvest all dividends on all of the shares of common stock registered in your name, as well as on all the shares credited to your account under the Plan; you may also invest by making optional cash payments in the amount of $40 to $1,000 per month.

*

PARTIAL DIVIDEND INVESTMENT--reinvest all dividends on a specific number of shares of common stock registered in your name as set forth in the Enrollment Application, as well as 100% of the dividends on all of the shares credited to your account under the Plan; you may also invest by making optional cash payments in the amount of $40 to $1,000 per month.

      If a signed Enrollment Application is returned without one of the boxes checked, you will be enrolled under the "Full Dividend Reinvestment" option. If a signed Authorization Form is returned with the "Partial Dividend Reinvestment" box checked but without designating the number of shares of common stock registered in your name for which cash dividends are to be reinvested, the form will be returned to you for completion.

      A Customer who desires to participate in the Plan must direct the Plan Administrator to purchase shares with an initial investment of at least $100, but not more than $1,000, enclosed with the signed Enrollment Application.

      An Employee who desires to participate in the Plan via payroll deductions must indicate this on the Enrollment and Payroll Deduction Authorization Form and must return the form to Pennichuck's Human Resources Department, rather than to the Plan Administrator. An Employee who desires to participate, but who does not choose to make contributions via payroll deductions, must forward his or her Enrollment Application to the Plan Administrator. He or she must direct the Plan Administrator to purchase shares with an initial investment of at least $100, but not more than $1,000, enclosed with the signed Enrollment Application.


      A Shareholder, Customer or Employee may not participate in the Plan solely with respect to optional cash payments. All of the dividends on at least one (1) share registered in your name, and all dividends on shares credited to your account under the Plan, must be reinvested under the Plan.

      No matter which of the above options is chosen, all shares purchased under the Plan and held in the Plan account will be subject to automatic dividend reinvestment, and the dividends on all such shares will automatically be reinvested in common stock at a purchase price per share of common stock determined under this Plan, as more fully explained in Question 12 below.

9. When may a Shareholder, Customer or Employee join the Plan?

      If you are a Shareholder, Customer or Employee, you may join the Plan as of any "monthly investment date." For each month in which a dividend is paid, the monthly investment date is the same date as the "dividend reinvestment date." This is the date for the payment of dividends as fixed by the Board of Directors of Pennichuck from time to time. We have generally paid dividends on the common stock on or about the first business day of March, June, September and December. Dividends are paid to owners of shares on a certain record date, generally two weeks preceding the payment date (the "dividend record date"). In all months in which a dividend is not paid, the monthly investment date is the first day of the month.

      If your Enrollment Application is accompanied by an initial investment and is received by the Plan Administrator on or prior to the business day preceding a monthly investment date, you will be enrolled in the Plan as of the next monthly investment date. If the Enrollment Application is received by the Plan Administrator after the business day preceding a dividend record date, the reinvestment of dividends will not begin until the second succeeding dividend reinvestment date. If you are a Shareholder and are enrolling only through the reinvestment of dividends, you will thus not be enrolled in the Plan until the next applicable dividend reinvestment date.

      If you have been participating in our previous dividend reinvestment plan, we will automatically enroll you in this Plan. If you do not wish to participate in this Plan, you can withdraw at any time as provided in the Plan.

      If you are a record owner of our common stock, you may join the Plan by completing and signing an Enrollment Application and returning it to the Plan Administrator. You may obtain an Enrollment Application by telephoning the Plan Administrator at 1-877-739-9934 or Pennichuck at 603-882-5191 or 1-800-553-5191.

The Enrollment Application may also be downloaded from the Internet site, www.amstock.com.

      If you are a beneficial owner and wish to join the Plan, you must contact your bank, broker or other nominee to have shares transferred to you so that they are registered in your own name. You may then participate by simply completing and signing an Enrollment Application and returning it to the Plan Administrator.

      The Plan Administrator must receive funds for initial investments and optional cash payments at least one business day before a monthly investment date in order for the funds to be invested on that date.

Costs

10. Are there any expenses in connection with purchases under the Plan?

You do not pay any brokerage commissions, service charges or fees on shares you purchase through reinvestment of dividends or optional cash purchases. We pay all costs of administration of this Plan.


      You may instruct the Plan Administrator to sell shares held in your Plan account at any time. Shares will be sold at the then current market price. A transaction fee of $15 plus a brokerage commission of $.10 per share will be automatically deducted from your proceeds when your payment check is mailed.

Purchases

11. Where will the common stock purchased under the Plan come from?

The Plan Administrator will purchase stock:

* directly from us;

* in the open market;

* in privately negotiated transactions with third parties; or

* a combination of any of the above.

Each quarter we will decide how the Plan Administrator will purchase stock. We will not provide you with any written notice about the source of the common stock to be purchased.

12. What will be the price of the common shares purchased under the Plan?

The price per share of common stock purchased under the Plan will be:

*

for shares purchased directly from us, the average of the closing bid prices for our common stock as quoted by The Nasdaq National Market for the five trading days immediately preceding the applicable monthly investment date.

*

for shares purchased in the open market or in privately negotiated transactions with third parties, the weighted average of the actual prices that the Plan Administrator pays for all of the common stock purchased for the applicable monthly investment date.

*

for shares purchased through a combination of these methods, the weighted average of the respective prices determined as set forth above for all of the common stock purchased for the applicable monthly investment date.

13. How many common shares will I be purchasing through the Plan?

The number of shares of common stock that you purchase depends on several factors, including:

* the amount of the dividends you reinvest;

* the amount of any optional cash payments you make; and

* the purchase price of the common stock on the applicable monthly investment date.

      The Plan Administrator will credit your account with a number of shares, including fractions computed to three decimal places, equal to the total amount to be invested divided by the applicable purchase price. The only limit on the number of shares available for purchase directly from us is the number of shares of common stock

registered for issuance under the Plan; there is no limit on the number of shares available for purchase in the open market for issuance under the Plan.

The shares purchased for you under the Plan will be held separately from the shares of common stock which you purchase (or have previously purchased) outside the Plan and hold in your own name.

14. When will purchases of common shares be made?

      Purchases of common shares from Pennichuck, and the transfer of shares to accounts under the Plan, will be made as of the close of business on the relevant monthly investment date (for an explanation of "monthly investment date" see Question 9). In such case, dividend and voting rights normally will commence on the day after the monthly investment date. In the event shares are purchased in the open market or through private negotiation with third parties, the transfer of shares to accounts under the Plan will be made as soon as possible after the required number of shares have been acquired by the Plan Administrator, but not earlier than the relevant monthly investment date.

No interest will be paid by Pennichuck or the Plan Administrator on cash dividends held under the Plan.

Optional Cash Payments and Initial Investments

15. How do optional cash payments and initial investments work?

      On each monthly investment date, the Plan Administrator will invest optional cash payments and initial cash investments received from Shareholders, Customers and Employees, by purchasing shares of common stock to be credited to the participant's account. Optional cash payments from Shareholders already enrolled in the Plan and initial cash investments must be received by the Plan Administrator not later than the business day preceding a monthly investment date to be effective on such monthly investment date. NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS OR INITIAL INVESTMENTS.

Each optional cash payment must be at least $40, and each initial cash investment must be at least $100. No initial cash investment or monthly optional cash payment may exceed $1,000.

16. How do optional cash payments and initial investments work for Employees who choose to enroll via payroll deductions?

      Employees who choose to enroll via payroll deductions are not required to make an initial investment. Instead, they may enroll by electing to make optional cash payments by deducting an amount of at least $10 per week and no more than $250 per week from their weekly paychecks. Employees should designate this weekly deduction amount on the Enrollment and Payroll Deduction Authorization Form and forward the form to Pennichuck's Human Resources Department. Human Resources will forward the necessary information to the Plan Administrator. Employees who elect to participate via payroll deduction and who would like to change their form of participation must contact Pennichuck's Human Resources Department.

17. How are optional cash payments and initial investments made?

      Optional cash payments may not exceed $1,000 in any calendar month. Any amount in excess of $1,000 will be returned to you. For purposes of this limitation, at the Plan Administrator's discretion, all Plan accounts under common control or management may be aggregated and deemed to be one account. The Plan Administrator will purchase as many whole shares and fractional shares, computed to three decimal places, of common stock as can be purchased with the amount submitted. There is no obligation to make any optional cash payments; however,

each optional cash payment must be at least $40 per month. Optional cash payments cannot be made if you do not have dividends reinvested under the Plan.

      If you are not an Employee participating through payroll deductions, optional cash payments must be made by personal check or money order, payable in U.S. dollars to the Plan Administrator. Checks must be drawn against U.S. banks. Optional cash payments may be mailed to the Plan Administrator at the following address:

American Stock Transfer & Trust Company
Attn: Dividend Reinvestment Department
P.O. Box 922
Wall Street Station
New York, NY 10269-0560

      OPTIONAL CASH PAYMENTS FORWARDED TO ANY OTHER ADDRESS DO NOT CONSTITUTE VALID DELIVERY. Optional cash payments should be mailed with the tear-off portion of your account statement or your purchase transaction advice mailed to you after a purchase is completed by the Plan Administrator. Optional cash payments can also be made online at www.amstock.com.

      Cash payments constituting an initial investment must be accompanied by an Enrollment Application. New investors may call the Plan Administrator for an Enrollment Application to accompany their initial investment. The Enrollment Application may also be downloaded from the Plan Administrator's internet site (www.amstock.com) and then mailed to the Plan Administrator. Thereafter, optional cash payments may be made as set forth above.

      You may stop the investment of your optional cash payment or initial investment (and receive a refund of that amount) if the Plan Administrator receives your written request for a refund no later than 48 hours prior to the monthly investment date. Optional cash investments that are not invested within 35 days of receipt by the Plan Administrator will be returned to you.

      In the event that your check is returned unpaid for any reason, the Plan Administrator will consider the request for investment of such funds void and without effect and will immediately remove from your account any shares purchased upon the prior credit of such funds. The Plan Administrator may then sell such shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator will be entitled to sell additional shares from your account to satisfy the uncollected balance.

18. Will shares I acquire through optional cash payments and initial investments be subject to automatic dividend reinvestment?

      Yes. All dividends paid on shares you acquire through optional cash payments and initial investments, so long as the shares are held in your Plan account, will be automatically reinvested in shares of common stock. If certificates for shares acquired through optional cash payments and initial investments are issued, the dividends paid on such shares will continue to be reinvested unless you elect to have them paid in cash by submitting a new Enrollment Application to the Plan Administrator. Shares must be in your account as of a record date in order to receive dividends on the next dividend reinvestment date.

Reports

19. How will I be advised of my purchases of shares?

      The Plan Administrator will send you a quarterly account statement showing the activity and balance in your Plan account. Your account statement will also show the total number of shares you purchased through the Plan to date during the calendar year, as well as the total number of shares held in your account as of the dividend reinvestment date. Each time a purchase is made for you under the Plan, you will also receive a confirmation advice reflecting your purchase price and the number of shares acquired. You may also view your transaction history online by logging into your account. Details available online include share price, transaction type and date.

      The final quarterly statement for each year will show all pertinent information for that calendar year. You should keep this statement for tax purposes. The Plan Administrator may charge you a fee if you request additional copies of your prior account statements.

      In addition, you will receive copies of the same communications sent to every other shareholder, including Pennichuck's quarterly reports, annual report, notice of shareholders' meeting and proxy statement, and income tax information for reporting dividends paid by Pennichuck.

Dividends on Shares held under the Plan

20. Will I be credited with dividends on shares held in my account under the Plan?

      Yes. Pennichuck pays dividends, if and as declared, to the record holders of all its shares. As the record holder for participants, the Plan Administrator will be entitled to receive dividends for all shares credited to Plan accounts on the record date. The Plan Administrator will credit such dividends to you on the basis of full and fractional shares held in your account. All cash dividends on shares held under the Plan will automatically be reinvested in additional shares of common stock under the Plan. In the unlikely event that your dividends are not reinvested within 30 days of the dividend reinvestment date, they will be returned to you.

21. When will I be paid dividends on common stock purchased through the Plan?

      You will receive dividends on those shares purchased through the Plan for which you are the shareholder of record as of the record date for a dividend as set by the Board of Directors (normally two weeks before the respective dividend payment date). Any shares purchased between a dividend record date and corresponding dividend reinvestment date will not earn dividends until the following dividend reinvestment date.

Certificates for Shares

22. Will share certificates be issued for common shares purchased?

      Normally we will not issue certificates for shares that you purchase under the Plan. Your account statement will show the number of shares held in your Plan account. In addition to minimizing the costs of the Plan, this protects against loss, theft or destruction of stock certificates.

      However, you may at any time request that the Plan Administrator issue you a certificate for any whole number of shares of common stock, up to the number of full shares credited to your Plan account, even though you wish to remain in the Plan. The Plan Administrator will generally issue certificates approximately three (3) business

days after it receives your request. Please use the transaction request form attached to the bottom of your account statement and mail it to:

American Stock Transfer & Trust Company
Attn: Dividend Reinvestment Department
P.O. Box 922
Wall Street Station
New York, NY 10269-0560

You may also use the Internet at www.amstock.com or the interactive voice response system (IVR) at the toll free telephone number 1-877-739-9934 to submit your requested transaction.

      Future dividends on any shares for which you request a stock certificate will be reinvested under the Plan. If you request certificates for less than all of the stock in your Plan account, any remaining full shares and fractional shares will remain in your Plan account. We may withdraw you from the Plan and pay you cash for your fractional shares if your Plan account is less than one whole share as a result of withdrawals or sales of stock and you are not reinvesting dividends from any stock registered in your name.

      Shares credited to your account under the Plan may not be pledged or assigned while held in the Plan, and any such pledge or assignment will be void. If you wish to pledge or assign your Plan shares you must request that certificates for such shares be issued in your name.

We will not issue certificates for fractional shares under any circumstances.

23. In whose name will accounts be maintained and certificates registered when issued?

      Accounts for Shareholder participants will be maintained in the name or names in which the certificates for shares of common stock were registered when you entered the Plan. Accounts for Customer and Employee participants will be maintained in the name or names designated on the Enrollment Application or Enrollment and Payroll Deduction Authorization Form when such Customer or Employee enrolled in the Plan. When we issue stock certificates, we will register them in your name as it appears on your Plan account.

      You may ask the Plan Administrator to issue certificates in names other than the Plan account name, but you must comply with any applicable laws and you must pay any applicable taxes. You must make this request in writing, and your signature must be guaranteed by a qualified medallion guarantee member.

      You may also transfer shares held in your Plan account to another person. Transfers can be made in book-entry form or a certificate will be issued and sent to the new owner by first class mail. You can transfer to a person who already has a Plan account, or you can set up a new Plan account if the person does not have one. Follow the steps below to complete your transaction.

* Call the Plan Administrator to request a Plan brochure and Enrollment Application. Complete the form providing the full registration name, address and social security number of the new participant.

*

The completed Enrollment Application should be sent along with a written request indicating the number of shares (full and fractional if any) which should be transferred to the new participant. All individuals in the current Plan account must sign the instructions. The signatures must be guaranteed by a bank, broker or financial institution that is a member of a Medallion Signature Guarantee Program.

Changing Type of Participation; Withdrawal from Participation

24. How can I change my type of participation?

      You may change the type of your participation in the Plan at any time by completing an Enrollment Application and returning it to the Plan Administrator at the address set forth in Question 5 above. An Enrollment Application and return envelope may be obtained as stated in the answer to Question 7 above. For a change regarding the reinvestment of dividends to be effective as of the next succeeding dividend reinvestment date, your Enrollment Application must be received by the Plan Administrator not later than the last business day before the corresponding dividend record date. In order for a change regarding an optional cash payment to be effective as of the next succeeding monthly investment date, your Enrollment Application must be received by the Plan Administrator not later than the last business day before that date.

If you are an Employee and wish to make changes regarding contributions to the Plan via payroll deductions, you should contact Pennichuck's Human Resources Department.

25. May I withdraw from the Plan?

Yes. The Plan is entirely voluntary and you may withdraw at any time.

26. How do I withdraw from the Plan?

      You may withdraw from the Plan at any time using the tear-off stub at the bottom of your account statement and forwarding it to the Plan Administrator at the address set forth in Question 5 above. When you withdraw from the Plan, or upon termination of the Plan by Pennichuck, you will receive certificates for any whole shares credited to your account under the Plan and a cash payment for any fractional share held in your Plan account. The value of such share certificates and cash payment received in lieu of fractional share interest may be greater than, equal to, or less than the amount you paid for such shares and fractional share interest.

      If the Plan Administrator receives your request to withdraw from the Plan at least three business days before any dividend reinvestment date, you will once again receive cash dividends on whole shares you own beginning with that dividend payment date. However, the Plan Administrator will invest any optional cash payment it has received from you.

      If the Plan Administrator receives your request to withdraw from the Plan less than three business days before the dividend reinvestment date, the Plan Administrator will process your request as promptly as possible; however, your cash dividend and any optional cash payment then held by the Plan Administrator will be reinvested on that date.

A Shareholder, Customer or Employee may elect to re-enroll in the Plan at any time pursuant to the procedures outlined in Question 7 and 8.

If you are an Employee who has been making optional cash payments via payroll deductions, you must also notify Pennichuck's Human Resources Department if you intend to withdraw from the Plan.

27. May I discontinue dividend reinvestment on shares held outside my Plan account without withdrawing from the Plan?

      Yes, so long as at least one whole share is held through the Plan, you may discontinue the automatic reinvestment of the dividends on the shares held outside the Plan account, without withdrawing from the Plan, by

filing a new Enrollment Application to change the type of your participation. However, the dividends on the shares held in your Plan account will continue to be fully reinvested.

28. May Pennichuck terminate my participation in the Plan?

      If you do not own at least one whole share held through the Plan, your participation in the Plan may be terminated. We may also terminate your participation in the Plan after written notice in advance mailed to you at the address appearing on the Plan Administrator's records.

29. What happens when I sell or transfer some or all of the shares registered in my name?

      If you dispose of some or all shares of common stock registered in your name (as opposed to shares held through the Plan), that transfer will not affect your participation in the Plan; however, if less than one whole share is held in the Plan account, you may receive a cash payment for the fractional share, and the Plan account will be closed. As long as at least one whole share is held in the Plan account, the Plan Administrator will continue to fully reinvest the dividends on the shares credited to your account under the Plan until notified that you wish to withdraw from the Plan. If you desire to dispose of all shares credited to your account under the Plan, you first must withdraw from the Plan as described in Question 26 above. An administrative fee and brokerage commission will be charged in the event you ask the Plan Administrator to sell the shares held in your Plan account, see Question 31 below.

30. What happens to the whole shares and fractions of a share when I withdraw from the Plan?

      When you withdraw from the Plan, a certificate for your whole shares and a cash adjustment representing any fraction of a share will be mailed directly to you at the address indicated by your written notice, if one is so indicated; otherwise to the address then appearing in the Plan Administrator's records. The fractional share cash payment will be based on the closing bid price of the common stock as quoted through The Nasdaq National Market for the business day on which the withdrawal request is received, or if there is no such quotation for such day, then for the next-following day for which there is such a quotation.

31. Whom do I call if I want to sell my stock?

If you desire to sell any or all shares held in your Plan account, you may instruct the Plan Administrator to sell such shares in one of three ways:

a.	Go to www.amstock.com and log into your account. You may sell shares in two easy steps; or

b.	Call the toll-free telephone number to access the Administrator's automated telephone system with your sales order; or

c.

Complete and sign the tear-off portion of your account statement or purchase confirmation and mail the instructions to the Plan Administrator. If there is more than one individual owner on the Plan account, all participants must sign the tear-off portion of the account statement or purchase confirmation.

      As with purchases made in the open market, the Plan Administrator aggregates all requests to sell shares and then sells the total share amount on the open market through a broker. Sales will be made no less than once a week and may be made as often as daily at the discretion of the Plan Administrator. The selling price will not be known until the sale is completed. The proceeds of the sale, less an administrative fee of $15 and brokerage commission of $.10 per share, will be sent to you by check within four days following the sale.


      Participants should be aware that the price of Pennichuck common stock may fluctuate during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market. Instructions sent to the Plan Administrator may not be rescinded.

      Alternatively, if you desire to sell shares of stock held in the Plan or received upon withdrawal from the Plan, you may follow the normal procedures utilized to sell securities. You must first request that your shares held under the Plan be converted to certificates (see Question 22 above); you may then contact your usual stockbroker to arrange for such sale.

Other Information

32. If Pennichuck issues rights to purchase securities to the holders of common shares, how will the rights on Plan shares be handled?

      If we issue rights to purchase additional shares of our common stock or any other securities to holders of our common stock, the Plan Administrator will sell those rights relating to shares of common stock held by the Plan Administrator for participants and invest the proceeds in additional shares of common stock on the next monthly investment date. In the event that those rights are not saleable or detachable, the Plan Administrator will hold those rights for your benefit. If you wish to receive any rights directly, you may do so by sending to the Plan Administrator, at least five (5) business days before the record date for the rights offering, a written request that certificates for shares in your Plan account be sent to you.

33. What happens if Pennichuck declares a stock split or stock dividend?

      The Plan Administrator will add any shares resulting from a stock split or stock dividend, on shares you hold in your Plan account, to your Plan account. We will issue any shares resulting from a stock split, on stock held by you outside the Plan, in the same manner as we would if you were not participating in this Plan. Transaction processing under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or other corporate action.

34. How will my shares held under the Plan be voted at meetings of shareholders?

      You will receive a proxy card covering those whole shares of common stock credited to your account under the Plan and those shares registered in your name that are not within the Plan. If the proxy card is returned properly signed and marked for voting, all of the shares will be voted as marked. Alternatively, you may vote in person at shareholders' meetings.

      If a proxy card is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any items, all of your shares will be voted (to the extent legally permissible) in accordance with the recommendations of Pennichuck's Board of Directors. This procedure is consistent with the actions taken with respect to shareholders who are not participating in the Plan and who return properly signed proxy cards and do not provide voting instructions. If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of your shares covered by such proxy card will be voted unless you or your duly appointed representative votes in person at the meeting.

35. What are the Material Federal Income Tax Consequences of participation in the Plan?

      Reinvestment of cash dividends does not relieve you of liability for any income tax which may be payable on such dividends. If you reinvest dividends under the Plan, you will be treated for Federal income tax purposes as having received, on the dividend reinvestment date, a dividend equal to the then fair market value of the shares


purchased with such reinvested dividends plus any tax withheld prior to investment, even though you do not actually receive such amount in cash. The fair market value will be the closing bid price for our common stock on the dividend reinvestment date as quoted on The Nasdaq National Market, and not the five day average used to calculate the purchase price under the Plan.

      The cost basis for Federal income tax purposes of any shares acquired with reinvested dividends will be equal to the fair market value of such shares as of the applicable dividend reinvestment date. The basis of shares that are purchased with an initial investment or optional cash payment will be equal to the purchase price of such shares. The amount of tax payable on dividends reinvested in years 2003 through 2008 will depend upon whether the dividends are considered to be "qualified" and therefore taxable at long-term capital gains rates (5% or 15%) or "non-qualified" and taxable at ordinary income tax rates. In order for the dividends to be qualified, you must be a non-corporate taxpayer and certain holding period and other requirements must be met. We recommend that you check with your tax advisor to determine whether the dividends reinvested are qualified or non-qualified, and the tax ramifications of the reinvestment of those dividends.

You will generally not realize taxable income when you receive certificates for whole shares credited to your account under the Plan. However, if you withdraw from the Plan and receive the proceeds from the sale of a fractional share credited to your account, you may realize a gain or loss with respect to such fraction. Gain or loss may also be realized when whole shares are sold subsequent to withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount realized from the sale and your tax basis for the shares sold. The amount realized will be your gross proceeds less brokerage fees and commissions and any transfer taxes you pay. Subject to limitations contained in the Internal Revenue Code, the administrative fees and charges you incur upon the sale of shares may be deductible if you itemize deductions on your income tax return.

      If a sale is made not more than one year after acquisition, any gain (or loss) may be taxed as short-term capital gain (or loss). If the sale is made after one year, the gain (or loss) may be taxed as a long-term capital gain (or loss). The holding period for shares acquired pursuant to the Plan will begin on the day following the purchase of such shares.

      Pennichuck will in the first instance pay for any costs incurred by the Plan Administrator in purchasing shares in the open market for investment under the Plan, including any brokerage commissions. The respective amount of such costs will, however, be taxable to the Plan participant as miscellaneous income. In such event, the participant's basis in the shares so purchased will be increased by the amount of such income that you are treated as having received for Federal income tax purposes.

      In case you are a foreign stockholder subject to United States income tax or are subject to backup withholding, the amount required to be withheld will be deducted from the dividends payable to you, and the remaining amount will be applied to the purchase of shares under the Plan. The filing of any documentation required to obtain an exemption from, or a reduction in, United States withholding tax is your responsibility.

      Pennichuck believes the foregoing is an accurate summary of the material Federal income tax consequences of your participation in the Plan as of the date of this Prospectus. This summary may not reflect every possible situation that could result from participation in the Plan. THEREFORE, EACH PARTICIPANT IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE AND LOCAL TAX CONSEQUENCES RESULTING FROM PARTICIPATION IN THE PLAN AND THE SUBSEQUENT DISPOSAL OF SHARES PURCHASED PURSUANT TO THE PLAN. If you do not reside in the United States, your income tax consequences will vary from jurisdiction to jurisdiction. In addition, the foregoing rules may not be applicable to certain participants in the Plan, such as tax-exempt entities (e.g., pension funds and IRAs).


      Please keep copies of your Plan account statements to assist you in complying with the Federal income tax laws. The foregoing summary is subject to superceding changes in law and regulation; neither Pennichuck nor the Plan Administrator is obligated to inform you of any such changes.

36. What are the responsibilities of Pennichuck and the Plan Administrator under the Plan?

      In acting under the terms and conditions of the Plan as described in this Prospectus, neither Pennichuck nor the Plan Administrator will be liable for any act done in good faith or for any omission to act unless done (or omitted) in bad faith or due to gross negligence including, without limitation, any claim of liability arising with respect to (i) failure to terminate any participant's Plan account upon such participant's death or adjudication of incompetence, prior to receipt of notice in writing of such death or adjudication of incompetence, (ii) the prices at which shares are purchased or sold for your account and the times when such purchases or sales are made, (iii) any fluctuation in the market value before or after purchase or sale of shares, or (iv) the tax treatment of dividends reinvested under the Plan.

You should recognize that neither Pennichuck nor the Plan Administrator can assure you of a profit or protect you against a loss on the shares purchased or sold by you under the Plan.

37. Can Pennichuck change or discontinue the Plan?

      While we currently intend to continue this Plan indefinitely, we may amend, suspend, modify or terminate this Plan at any time and for any reason. The Board of Directors may increase the number of shares that may be issued under the Plan. We will send you notice of any amendment, suspension, modification or termination. No such event will affect any shares then credited to your account, except that upon any whole or partial termination of the Plan, certificates for whole shares credited to your account under the Plan will be issued to you and a cash payment will be made for any fraction of a share. The Plan Administrator may resign at any time upon reasonable notice to Pennichuck in writing. We may elect and appoint at any time a new Plan Administrator, including ourselves, to administer this Plan.

38. Who interprets and regulates the Plan?

      Any questions of interpretation arising under this Plan will be determined by Pennichuck in its sole discretion and any determination that we make will be final. We may adopt rules and regulations to facilitate the administration of this Plan. The terms and conditions of this Plan and its operation will be governed by the laws of the State of New Hampshire.

      If it appears to Pennichuck that you are using or contemplating the use of the Plan in a manner or with an effect that, in the sole judgment and discretion of Pennichuck, is not in the best interests of Pennichuck or its other stockholders, then Pennichuck may decline to issue all or any portion of the shares of common stock for which you have tendered payment. Such payment (or the portion thereof not to be invested in shares of common stock) will be returned by Pennichuck as promptly as practicable, without interest. Under such circumstances, Pennichuck may also act to terminate your participation under the Plan.

39. How can I obtain answers to other questions regarding the Plan?

Any additional questions should be addressed to:

Telephone:	1-877-739-9934

Internet:	www.amstock.com

Mail:	American Stock Transfer & Trust Company
Attn: Shareholder Services
59 Maiden Lane
New York, NY 10038

or

Pennichuck Corporation
Investor Relations
25 Manchester Street
P.O. Box 1947
Merrimack, New Hampshire 03054-1947
Telephone No. 603-882-5191 or 1-800-553-5191

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a registration statement that we filed with the SEC to register the stock offered under the Plan. This prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may inspect the registration statement and exhibits without charge at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies upon payment of a duplicating fee.

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's public reference room. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov.

      We make available free of charge through our Internet website at www.pennichuck.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the following documents:

*	our Annual Report on Form 10-K (File No. 000-18552) for the year ended December 31, 2004,

*	our Current Report on Form 8-K (File No. 000-18552) filed on January 18, 2005,

*	our Current Report on Form 8-K (File No. 000-18552) filed on February 3, 2005,

*	our Current Report on Form 8-K (File No. 000-18552) filed on March 17, 2005,

*	our Current Report on Form 8-K (File No. 000-18552) filed on March 28, 2005,

*	our Current Report on Form 8-K (File No. 000-18552) filed on March 29, 2005,

*	our Current Report on Form 8-K (File No. 000-18552) filed on April 6, 2005,

*	our Current Report on Form 8-K (File No. 000-18552) filed on April 14, 2005,

*	our Quarterly Report on Form 10-Q (File No. 000-18552) for the quarter ended March 31, 2005,

*	our Current Report on Form 8-K (File No. 000-18552) filed on July 26, 2005,

*	our Quarterly Report on Form 10-Q (File No. 000-18552) for the quarter ended June 30, 2005, and

*	our Current Report on Form 8-K (File No. 000-18552) filed on August 17, 2005.

      In addition, the description of our common stock contained in our registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report updating such description, is incorporated by reference herein. All documents that we file after the date of the initial registration statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the effectiveness of the registration statement, shall be deemed to be incorporated by reference into this prospectus. The description of our Rights Agreement contained in our registration statement on Form 8-A12G filed on April 21, 2000, as amended, is also incorporated by reference herein. We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until we sell all of the securities being registered.

      We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus at no cost to the requestor upon written or oral request to:

Pennichuck Corporation
Investor Relations
25 Manchester Street
P.O. Box 1947
Merrimack, New Hampshire 03054-1947
Telephone No. 603-882-5191 or 1-800-553-5191

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

PLAN OF DISTRIBUTION

      As stated elsewhere in this Plan, you will not pay any brokerage fees or commissions for securities purchased on the open market. Instead, we will pay these fees to the Plan Administrator. If you choose to sell shares through the Plan, a transaction fee of $15 plus a brokerage commission of $.10 per share will be automatically deducted from your proceeds. In addition, if you choose to request that the Plan Administrator hold stock certificates for shares credited under the Plan for safekeeping, you will be charged a fee of $7.50.


      Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

USE OF PROCEEDS

      We will use the net proceeds from the sale of common stock purchased through this Plan directly from us for general corporate purposes. We have no basis for estimating either the number of shares of common stock that ultimately will be sold by us under the Plan or the prices at which we will sell shares. We will not receive any proceeds from the purchase of common stock by the Plan Administrator in the open market or in privately negotiated transactions with third parties.

EXPERTS

      The consolidated financial statements and schedules of Pennichuck Corporation and its subsidiaries which are incorporated herein by reference to Pennichuck's Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon for us by Nutter McClennen & Fish LLP, Boston, Massachusetts.


TABLE OF CONTENTS

SUMMARY	1

About Pennichuck Corporation	1

About the Plan	1

RISK FACTORS	3

FORWARD-LOOKING STATEMENTS	12

THE PLAN	13

Purpose	13

Advantages and Disadvantages	13
		_____________________
Administration	15
		PROSPECTUS
Participation	16	_____________________

Costs	18

Purchases	19

Optional Cash Payments and Initial
Investments	20	DIVIDEND REINVESTMENT AND
		COMMON STOCK PURCHASE PLAN
Reports	22

Dividends on Shares held under the Plan	22

Certificates for Shares	22

Changing Type of Participation;
Withdrawal from Participation	24

Other Information	26
		The date of this Prospectus is _____, 2005
WHERE YOU CAN FIND MORE
INFORMATION	29

INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE	29

PLAN OF DISTRIBUTION	30

USE OF PROCEEDS	31

EXPERTS	31

LEGAL MATTERS	31

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an itemized list of the estimated total expenses incurred in connection with the issuance and distribution of securities hereunder.

Securities and Exchange Commission registration fee	$ 253
Transfer agent, registrar and custodian fees and expenses	6,000
Printing and mailing expenses	4,600
Legal fees and expenses	20,000
Accounting fees and expenses	5,000
Miscellaneous	1,147

Total Expenses	$37,000

Item 15. Indemnification of Directors and Officers

      The registrant is organized under the laws of the State of New Hampshire. The New Hampshire Business Corporation Act provides that with certain exceptions, a corporation may indemnify an individual who is made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in the preceding sentence; and (2) the director furnishes the corporation an undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Unless a corporation's articles of incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation who is not a director to the same extent as to a director. With certain exceptions, a corporation may not indemnify a director (x) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (y) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding.

      The registrant's bylaws provide that in the case of a suit by or on the right of the corporation, the registrant shall have the power to indemnify any person who is a party because he is or was a director or officer if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the registrant, except where he is adjudged liable for negligence or misconduct in the performance of his duty to the registrant. In the case of any other action, suit or proceeding, the registrant shall have the power to indemnify any person who is a party because he is or was a director or officer against expenses if he acted in a manner which he reasonably believed to be in the best interests of the corporation, and with respect to any criminal action or proceeding, where he had no reasonable cause to believe his action was unlawful.

      The registrant has entered into employment contracts with certain of its executive officers which entitle them to the maximum indemnification and advancement of expenses available under the registrant's certificate of incorporation, the registrant's bylaws and New Hampshire law. The employment contracts also provide that the registrant shall have and maintain an officers' liability insurance policy.

      The registrant maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of its duties, as well as insurance covering the registrant for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the registrant.

Item 16. Exhibits

Exhibit
Number	Description of Exhibit

4.1

Rights Agreement dated as of April 20, 2000 between Pennichuck Corporation and Fleet National Bank, as Rights Agent (Exhibit 3.2 to the Company's Registration Statement on Form 8-A12G, filed on April 21, 2000 and incorporated herein by reference).

4.2

Amendment to Rights Agreement dated October 10, 2001, by and between Pennichuck Corporation and Fleet National Bank (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A12G/A filed on April 30, 2002).

4.3

Second Amendment to Rights Agreement dated January 14, 2002, by and between Pennichuck Corporation and EquiServe Trust Company, N.A. (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form 8-A12G/A filed on April 30, 2002).

4.4

Agreement of Substitution and Amendment of Common Shares Rights Agreement dated January 15, 2002, by and between Pennichuck Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form 8-A12G/A filed on April 30, 2002).

4.5

Amendment to Rights Agreement dated April 29, 2002, by and between Pennichuck Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed on April 29, 2002).

4.6	Dividend Reinvestment and Common Stock Purchase Plan, as amended (included in prospectus)*

5.1	Opinion of Nutter McClennen & Fish LLP*

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consent of Nutter McClennen & Fish LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (contained on signature page)*

_____________________________
* Filed herewith.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that (a)(i) and (a)(ii) will not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

      (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Merrimack, state of New Hampshire on August 30, 2005.

PENNICHUCK CORPORATION

	By:	s/ Donald L. Correll

Donald L. Correll
President, Chief Executive Officer and Director

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Donald L. Correll, William D. Patterson, and Michael K. Krebs, and each of them, with full power to act without the others, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Donald L. Correll	President, Chief Executive Officer and Director	August 30, 2005
(principal executive officer)
Donald L. Correll

/s/ William D. Patterson	Vice President, Treasurer and Chief Financial	August 30, 2005
Officer (principal financial and accounting
William D. Patterson	officer)

/s/ Joseph A. Bellavance	Director	August 30, 2005

Joseph A. Bellavance

/s/ Stephen F. Bolander	Director	August 30, 2005

Steven F. Bolander

/s/ Michelle L. Chicoine	Director	August 30, 2005

Michelle L. Chicoine

/s/ Robert P. Keller	Director	August 30, 2005

Robert P. Keller

/s/ John R. Kreick	Director	August 30, 2005

John R. Kreick

/s/ Hannah M. McCarthy	Director	August 30, 2005

Hannah M. McCarthy

/s/ Martha E. O'Neill	Director	August 30, 2005

Martha E. O'Neill

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1

Rights Agreement dated as of April 20, 2000 between Pennichuck Corporation and Fleet National Bank, as Rights Agent (Exhibit 3.2 to the Company's Registration Statement on Form 8-A12G, filed on April 21, 2000 and incorporated herein by reference).

4.2

Amendment to Rights Agreement dated October 10, 2001, by and between Pennichuck Corporation and Fleet National Bank (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A12G/A filed on April 30, 2002).

4.3

Second Amendment to Rights Agreement dated January 14, 2002, by and between Pennichuck Corporation and EquiServe Trust Company, N.A. (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form 8-A12G/A filed on April 30, 2002).

4.4

Agreement of Substitution and Amendment of Common Shares Rights Agreement dated January 15, 2002, by and between Pennichuck Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form 8-A12G/A filed on April 30, 2002).

4.5

Amendment to Rights Agreement dated April 29, 2002, by and between Pennichuck Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed on April 29, 2002).

4.6	Dividend Reinvestment and Common Stock Purchase Plan, as amended (included in prospectus)*

5.1	Opinion of Nutter McClennen & Fish LLP*

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consent of Nutter McClennen & Fish LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (contained on signature page)*

_____________________________
* Filed herewith.
